                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 9)*

                             Microsemi Corporation
                         -----------------------------
                               (Name of Issuer)

                    Common Stock, par value $.20 per share
               -------------------------------------------------
                        (Title of Class of Securities)

                                    940-570
                                ---------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages


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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Philip Frey, Jr.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                     (b) [_]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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NUMBER          5  SOLE VOTING POWER
OF SHARES          938,658 (includes 181,183 shares issuable upon conversion of
BENEFICIALLY       convertible securities or option exercises within 60 days)
OWNED BY        ---------------------------------------------------------------
EACH            6  SHARED VOTING POWER
REPORTING          0
PERSON          ---------------------------------------------------------------
WITH            7  SOLE DISPOSITIVE POWER
                   938,658 (includes 181,183 shares issuable upon conversion of convertible securities or option exercises within 60 days)
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                   0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     938,658 (includes 181,183 shares issuable upon conversion of convertible securities or option exercises within 60 days)
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [_]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%
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12   TYPE OF REPORTING PERSON*

     IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 2 of 4 Pages
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Item 1(a)    Name of Issuer:
-----------------------------------
             MICROSEMI CORPORATION

Item 1(b)    Address of Issuer's Principal Executive Offices:
------------------------------------------------------------
             2830 South Fairview Street
             Santa Ana, CA  92704

             Mailing address:

             P.O. Box 26890
             Santa Ana, CA 92799-6890

Item 2(a)    Name of Person Filing:
----------------------------------
             Philip Frey, Jr.

Item 2(b)    Address of Principal Business Office or, if none, Residence:
-------------------------------------------------------------------------
             2830 South Fairview Street
             Santa Ana, CA  92704

Item 2(c)    Citizenship:
-------------------------
             United States

Item 2(d)    Title of Class of Securities:
-----------------------------------------
         (i)      Common Stock, $.20 par value

Item 2(e)    CUSIP Number:
-------------------------
         (i)      940-570

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
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     (a) [_] Broker or Dealer registered under Section 15 of the Act
     (b) [_] Bank as defined in section 3(a)(6) of the Act
     (c) [_] Insurance Company as defined in section 3(a)(9) of the Act
     (d) [_] Investment Company registered under section 8 of the Investment Company Act
     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
     (g) [_] Parent Holding Company, in accordance with
             Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)
     (h) [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


                               Page 3 of 4 Pages
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Item 4 Ownership:
-----------------
(a)      Amount Beneficially owned:                               938,658
(b)      Percent of Class:                                           10.0%
(c)      Number of shares as to which such corporation has:
         (i)    sole power to vote or to direct the vote: 938,658
         (ii)   shared power to vote or to direct the vote: 0
         (iii)  sole power to dispose or to direct the disposition of: 938,658
         (iv)   shared power to dispose or to direct the disposition of: 0

Item 5 Ownership of Five Percent or Less of a Class:
-----------------------------------------------------
         Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another:
-----------------------------------------------------------------
         Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
---------------------------------------------------------
         Not Applicable

Item 8 Identification and Classification of Members of the Group:
------------------------------------------------------------------
         Not Applicable

Item 9 Notice of Dissolution of Group:
---------------------------------------
         Not Applicable

Item 10 Certification:
-----------------------
         Not Applicable

Signature:
-----------
   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 1998
---------------------------------
Date

/s/ PHILIP FREY, JR.
---------------------------------
Signature

Philip Frey, Jr., Individually
---------------------------------
Name/Title


                               Page 4 of 4 Pages